DNB Financial Corporation

Declares a $0.13 Cash Dividend

and a 5% Stock Dividend

(November 30, 2004 — Downingtown, PA) The Board of Directors of DNB Financial Corporation, parent of the DNB First, N.A., have declared a cash dividend of $0.13 per share for the fourth quarter of 2004 to shareholders of record on December 10, 2004. The cash dividend will be paid on December 20, 2004. They also declared a 5% Stock Dividend payable to shareholders of record on December 17, 2004 and payable December 27, 2004.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, N.A., is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, DNB First provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market markers listed on our website at http://www.dnb4you.com.